Exhibit 99.1

PEMSTAR Reports Fiscal First Quarter Results

Achieves Q1 Revenue of $212.5 Million and Basic EPS of $0.11

ROCHESTER, Minn. Thursday, July 27, 2006 – PEMSTAR Inc. (Nasdaq: PMTR), a leading provider of global engineering, product design, manufacturing and fulfillment services to technology, industrial and medical companies, today announced financial results for its fiscal 2007 first quarter ended June 30, 2006.

Revenue for the three months ended June 30, 2006 increased to $212.5 million, compared to $209.8 million in the same quarter a year ago. Sales from the June 30, 2006 quarter included approximately $56 million of additional revenue resulting from the full turnkey operation with a wireless handset customer, which was in the Company’s prior guidance.

Net income for the fiscal 2007 first quarter ended June 30, 2006 was $4.8 million or $0.11 per basic share and $0.10 per diluted share, compared to a net loss of $(17.6) million or $(0.39) per share in the same quarter a year ago. The prior year loss from continuing operations includes restructuring and impairment charges totaling $2.3 million or $(0.05) per share. As expected, the 2007 period includes a one-time gain of $2.5 million or $0.05 per diluted share, primarily related to the reversal of previous restructuring provisions upon the termination of certain lease agreements. The lease terminations are in relation to the Company’s previously announced site closures, for which restructuring charges have been taken in the past three years. The amounts paid in settlement of these obligations were fully accrued in the remaining provisions for restructuring costs at March 31, 2006. In addition, the company previously announced that as a result of the lease termination agreements, PEMSTAR’s future minimum payments under all remaining operating leases as of March 31, 2006 have been reduced to $10.7 million from $23.4 million.

Roy Bauer, PEMSTAR’s President and COO stated, “Our narrowed focus on markets where we can profitably and meaningfully compete has revitalized PEMSTAR. We are still doing a little bit more realigning of our portfolio along those lines. We are considering, as previously disclosed, strategic alternatives for our Tianjin, China operations. At the same time, we have diversified our revenue base over the past several quarters. This approach, along with our streamlined cost structure, has fortified our business and better enabled us to navigate the routine cyclicality seen in the markets we serve. We see optimism in our medical, computing and data storage and industrial businesses for the second half of the year.”

Greg Lea, PEMSTAR’s Executive Vice President and CFO commented, “We are pleased with the continued quarterly financial improvements we are attaining. We continue to drive for stronger profitability and cash management. For the fourth straight quarter we have achieved positive adjusted EBITDA performance consistent with our expectations. We are focusing on additional opportunities to further enhance the company’s profit profile. For example, during the quarter we settled the obligations under our leases for facilities we have vacated under our restructuring programs, which significantly reduced our long-term lease obligations. We also recently negotiated more favorable terms from PEMSTAR’s domestic banking partners. The new terms provide PEMSTAR enhanced financial flexibility that will allow us to maintain our focus on profitable growth initiatives, while also lowering our borrowing costs.”

Business Update

During the first quarter of fiscal 2007, sales to the industrial sector accounted for 38.4% of net sales; computing and data storage was 23.5% of net sales; communications was 36.2% of net sales; and medical was 1.9% of net sales. Excluding incremental turnkey revenue, the adjusted percentages are 52.1%, 32.0%, 13.2% and 2.7%, respectively.

Accounts receivable at June 30, 2006 was $125.5 million with days sales outstanding (DSO) of 53 compared with $121.1 million in accounts receivable with DSO of 56 at March 31, 2006. Net inventories of $64.2 million as of June 30, 2006 with a turn rate of 12.4 times, compared with $54.5 million at March 31, 2005 and a turn rate of 13.3 times. PEMSTAR’s cash cycle was 31 days compared to the March quarter’s level of 40 days. The unrestricted cash balance at June 30, 2006, was $24.6 million, compared to $17.9 million at March 31, 2006.

Liquidity, defined as worldwide unrestricted cash plus available domestic borrowing, was $40.7 million, as of June 30, 2006, compared to $33.3 million at March 31, 2006. Please note that the full turnkey transaction change in PEMSTAR’s Tianjin facility materially affected these statistical points given the increases in sales, accounts receivable and accounts payable. For example, without the turnkey impact, PEMSTAR’s cash cycle for the June quarter would have been 43 days.

Debt as of June 30, 2006, was $99.7 million, compared to $100.1 million as of March 31, 2006. Debt is calculated as debt plus capital leases, including current maturities in both cases.

In the fiscal 2007 first quarter, PEMSTAR adopted the FAS 123(R) requirements on accounting for stock based compensation. The effect of this adoption on the first fiscal quarter net income was not significant.

Al Berning, Chairman and CEO of PEMSTAR stated, “Our efforts on restructuring and strategic direction are resulting in improved financial performance. Our specialized focus continues to differentiate PEMSTAR and drive new customers and contract activity, including in the medical and homeland security segments. We recently announced the completion of 500 navigation, helmet, weapon and soldier control unit subsystems for the U.S. Army’s Land Warrior program. The subsystems were delivered to General Dynamics C4 Systems, prime contractor and lead systems integrator for the program, in May and are currently being tested by a Stryker Battalion at Ft. Lewis, Wash. Our employees and business partners are energized and accountable, which we believe gives us an added competitive advantage that results in outstanding quality leadership. In the first quarter we launched over 30 new projects with existing customers and added projects with ten new customers. This is on top of the 25 announced last quarter. Overall, we are pleased with our progress. On another note, we have retained Jefferies Broadview to explore strategic alternatives for our Tianjin, China operations, which might include a partnership arrangement, a sale or other opportunities. While our turnkey business in Tianjin, China has historically been profitable and important to our historical growth, our strategy is to reduce our consumer business and focus on better fit, more profitable markets like medical, industrial, instrumentation, military/aerospace and process equipment.”

Fiscal 2007 Second-Quarter Outlook

The following forward-looking statements are based on current expectations and today’s economic uncertainties make it difficult to project results going forward. PEMSTAR currently expects net sales in the traditionally softer fiscal second quarter ending September 30, 2006 of $200 million to $220 million, including planned, seasonally softer, turnkey revenue in China, with net income of $0.04 to $0.08 per diluted share. As is the company’s practice, this guidance excludes reserves to adjust capacity to market conditions and customer demands, along with further restructuring or unusual charges.

Use of Non-GAAP Measures

From time to time management uses financial measures which do not reflect “generally accepted accounting principles” (GAAP) in analyzing PEMSTAR’s operating performance, and believes that these non-GAAP measures may assist investors in analyzing the underlying trends in PEMSTAR’s business over time. Investors should consider any non-GAAP measures in addition to, not as a substitute for or as superior to, financial reporting measures prepared in accordance with GAAP. In this press release, PEMSTAR has reported a non-GAAP measure for the fiscal quarter ended June 30, 2006 called “Adjusted EBITDA”, which represents earnings before certain restructuring charges as well as interest, taxes, depreciation and amortization. Management uses the adjusted EBITDA measure in its internal analysis and review of operational performance, monitoring compliance with debt agreement covenants and for providing guidance to investors. This press release also includes non-GAAP measures for the fiscal quarter ended June 30, 2006 called “adjusted percentages” which present PEMSTAR’s sales to each of the four main industry groups it serves as a percentage of PEMSTAR’s total net sales, but exclude from these sales and total net sales amounts the sales attributable to parts purchased from and then sold back to a significant wireless handset customer as part of the finished product. Management believes that these adjusted measures provide investors with useful information in comparing PEMSTAR’s performance over different periods, particularly when comparing this period to periods in which PEMSTAR did not incur some or all of the charges and adjustments described above. By using these non-GAAP measures management believes that investors get a better comparison of the performance of PEMSTAR’s underlying business. Management encourages investors to review PEMSTAR’s net income prepared in accordance with GAAP to understand its performance taking into account all relevant factors, including those that may only occur from time to time but have a material impact on PEMSTAR’s financial results. A reconciliation of the non-GAAP measures used in this release to their closest GAAP counterparts are included in tables appearing at the end of this release.

Investor Conference Call / Webcast Details

PEMSTAR will host a live Webcast to review fiscal 2007 first-quarter results today, Thursday, July 27, at 4:00 p.m. CT (5:00 p.m. ET). To access the Webcast, go to the investor relations portion of PEMSTAR’s Web site, www.pemstar.com, and click on the Webcast icon. A replay of the Webcast will be available on PEMSTAR’s Web site for one month.

If you do not have access to the Internet and want to listen to an audio replay of the first quarter conference call, phone 800-633-8284 (domestic), or 402-977-9140 (international), access number 21299481. The telephone replay will be available beginning at 6:00 p.m. CT (7:00 p.m. ET) on Thursday, July 27, through 6:00 p.m. CT (7:00 p.m. ET) on Saturday, July 29.

About PEMSTAR

PEMSTAR Inc. (www.pemstar.com) provides a comprehensive range of engineering, product design, manufacturing and fulfillment services to customers on a global basis through facilities strategically located in North America, Asia and Europe. The company’s service offerings support customers’ needs from product development and design, through manufacturing to worldwide distribution and aftermarket support. PEMSTAR has over one million square feet in 11 locations worldwide.

This press release may contain “forward-looking” statements. These forward-looking statements may contain statements of intent, belief or current expectations of PEMSTAR Inc. and its management. Such forward-looking statements are not guarantees of future results and involve risks and uncertainties that may cause actual results to differ materially from the potential results discussed in the forward-looking statements. Risks and uncertainties that may cause such differences for PEMSTAR include but are not limited to: recession or decline in economic conditions; rumors or threats of war; actual conflicts or trade disruptions; trade disruptions resulting from world health alerts or actual disease outbreaks; changes in demand for electronics manufacturing services; changes in demand by major customers due to cancellations, reductions or delays of orders; shortages or price fluctuations in component parts; difficulties managing expansion and integration of acquired or restructured businesses; increased competition; and other risk factors listed from time to time in PEMSTAR’s Securities and Exchange Commission filings, including but not limited to risks as included in PEMSTAR’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006.

Contacts:
Greg S. Lea PEMSTAR Inc. Executive Vice President & Chief Financial Officer Phone: 507-292-6941 Email: greg.lea@pemstar.com	David Pasquale The Ruth Group Executive Vice President Phone: 646-536-7006 Email: dpasquale@theruthgroup.com

Pemstar Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended June 30,
	2006	2005
Net sales	$212,453	$209,843
Cost of goods sold	198,873	204,354

Gross profit	13,580	5,489

Selling, general and administrative expenses	8,772	12,136
Restructuring and impairment charges	(2,477)	2,346

Operating income (loss)	7,285	(8,993)

Other expense (income) – net	303	(64)
Interest expense	2,153	1,677

Income (loss) before income taxes	4,829	(10,606)

Income tax expense (benefit)	208	(692)

Income (loss) from continuing operations	4,621	(9,914)
Income (loss) from discontinued operations	147	(7,706)

Net income (loss)	$4,768	$(17,620)

Basic income (loss) per common share:
Income (loss) from continuing operations	$0.10	$(0.22)
Income (loss) from discontinued operations	0.01	(0.17)

Net income (loss)	$0.11	$(0.39)

Diluted income (loss) per common share:
Income (loss) from continuing operations	$0.10	$(0.22)
Income (loss) from discontinued operations	0.00	(0.17)

Net income (loss)	$0.10	$(0.39)

Shares used in computing net income (loss) per common share:
Basic	45,326	45,195
Diluted	48,582	45,195

Pemstar Inc.

Consolidated Balance Sheets

(In thousands, except per share data)

	June 30, 2006	March 31, 2006
Assets
Current assets:
Cash and equivalents	$24,562	$17,903
Accounts receivable, net	125,487	121,107
Recoverable income taxes	278	222
Inventories	64,212	54,544
Unbilled services	5,766	6,214
Deferred income taxes	917	914
Value added tax receivable	34,712	18,799
Prepaid expenses and other	10,819	9,333
Assets related to discontinued operations	436	437

Total current assets	267,189	229,473

Property, plant and equipment, net	59,518	61,073
Goodwill, net	33,878	33,878
Deferred income taxes	3,982	3,975
Other assets	6,312	5,817
Non-current assets related to discontinued operations	16	16

Total assets	$370,895	$334,232

Liabilities and shareholders’ equity
Current liabilities:
Cash overdraft	$2,788	$4,110
Revolving credit facilities and current maturities of long-term debt	81,372	75,983
Current maturities of capital lease obligations	415	482
Accounts payable	110,080	82,325
Income taxes payable	1,666	1,497
Value added tax payable	28,768	15,626
Accrued expenses and other	22,854	25,589
Liabilities related to discontinued operations	1,346	1,637

Total current liabilities	249,289	207,249

Long-term debt, less current maturities	6,316	11,967
Capital lease obligations, less current maturities	11,557	11,640
Other liabilities and deferred credits	3,196	8,634

Shareholders’ equity:
Common stock, par value $0.01 per share—authorized 150,000 shares, issued and outstanding 45,377 shares at June 30, 2006 and 45,289 shares at March 31, 2006	454	453
Additional paid-in capital	255,321	255,165
Accumulated other comprehensive income	2,096	1,226
Accumulated deficit	(157,334)	(162,102)

	100,537	94,742

Total liabilities and shareholders’ equity	$370,895	$334,232

Pemstar Inc.

Reconciliation of Non-GAAP financial disclosures

(In thousands)

Adjusted EBITDA

	Three month ended
	June 30, 2006	March 31, 2006	December 31, 2005	September 30, 2005
Net income (loss)	$4,768	$1,913	$1,012	$(13,459)
Interest	2,153	2,370	2,769	2,771
Tax benefit (expense)	208	(435)	(6)	168
Depreciation	3,403	3,844	3,793	4,120
Amortization	5	11	11	11
Restructuring charges (reversals)	(2,638)	(124)	153	8,586

Earnings before interest, taxes, depreciation and amortization (EBITDA) without restructuring charges	$7,899	$7,579	$7,732	$2,197

Adjusted Percentages

	Industrial	Computing and Data Storage	Communications	Medical
Amounts
Net Sales	$81,489	$49,996	$76,807	$4,161
Cost of materials bought and resold in turnkey China business			(56,181)

Adjusted net sales	$81,489	$49,996	$20,626	$4,161

Percentages
Net Sales	38.4%	23.5%	36.2%	1.9%
Adjusted net sales	52.1%	32.0%	13.2%	2.7%